UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Cypress Sharpridge Investments, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33740	20-4072657
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

437 Madison Avenue, 33rd Floor

New York, New York 10022

(Address of principal executive offices) (Zip code)

(Registrant’s telephone number, including area code): (212) 612-3210

65 East 55th Street

New York, New York 10022

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other	Events.

Cypress Sharpridge Investments, Inc. (the “Company”) announced today that, as of August 31, 2010, the Company had net assets of approximately $400.7 million with a net asset value per share of approximately $13.49. As of June 30, 2010, the Company had net assets of approximately $390.6 million with a net asset value per share of $13.15. The increase of approximately $10.1 million in the Company’s net assets as of August 31, 2010 as compared to June 30, 2010 resulted primarily from (i) a net gain from investments of $31.1 million, largely offset by a loss from swap and cap contracts of $30.0 million, and (ii) net investment income of approximately $8.4 million.

As of August 31, 2010:

•

the Company’s total assets were approximately $3,509.6 million, which included total investments of approximately $3,311.7 million (consisting of (i) Agency RMBS backed by hybrid ARMs (42.7%), 15-year fixed rate mortgages (35.4%), 20-year fixed rate mortgages (20.7%) and 30-year fixed rate mortgages (0.8%) and (ii) collateralized loan obligations and structured notes (0.4%));

•

the Company’s total liabilities were approximately $3,108.9 million, which included borrowings under repurchase agreements of approximately $1,251.9 million and payable for securities purchased of approximately $1,823.7 million;

•	the Company had interest rate swap and cap contracts with an aggregate notional amount of $1,890.0 million; and

•	the Company had borrowing arrangements with 27 counterparties and swap agreements with 11 counterparties.

As of August 31, 2010, the Company’s portfolio was levered (as measured by total liabilities to net assets) at a ratio of approximately 7.8 to 1 as compared to a ratio of approximately 5.3 to 1 as of June 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

Date: September 20, 2010	By:	/s/ FRANCES R. SPARK
Frances R. Spark Chief Financial Officer and Treasurer